77D.    Policies with respect to security investments


              PIMCO FUNDS: PACIFIC INVESTMENT MANAGEMENT SERIES
                  Supplement Dated November 4, 2003 to the
               Class A, B and C Prospectus Dated July 31, 2003
                   Class D Prospectus Dated July 31, 2003


                  Disclosure Relating to the All Asset Fund

     The following information supplements the paragraph "Investments Made by the All Asset Fund." The second sentence is amended to read:

The All Asset Fund may invest in any of the other Funds of the Trust except the All Asset All Authority and Strategic Balanced Funds.

In addition, the following sentence is added after the second sentence:

Though it is anticipated that the All Asset Fund will not currently invest in the European StocksPLUS TR Strategy, Far East (ex-Japan) StocksPLUS TR Strategy, Japanese StocksPLUS TR Strategy, StocksPLUS Municipal-Backed and StocksPLUS Short Strategy Funds, the Fund may invest in these Funds in the future, without shareholder approval, at the discretion of the Fund's asset allocation sub-adviser.

The following two paragraphs replace the first two paragraphs of the All Asset Fund's "Fund Summary" under "Principal Investments and Strategies":

The Fund seeks to achieve its investment objective by investing under normal circumstances substantially all of its assets in Institutional Class shares of any other Fund of the Trust except the All Asset All Authority and Strategic Balanced Funds. Though it is anticipated that the Fund will not currently invest in the European StocksPLUS TR Strategy, Far East (ex-Japan) StocksPLUS TR Strategy, Japanese StocksPLUS TR Strategy, StocksPLUS Municipal-Backed and StocksPLUS Short Strategy Funds, the Fund may invest in these Funds in the future, without shareholder approval, at the discretion of the Fund's asset allocation sub-adviser. The PIMCO Funds in which the All Asset Fund may invest are called Underlying Funds in this prospectus. The Fund invests its assets in shares of the Underlying Funds and does not invest directly in stocks or bonds of other issuers. Research Affiliates, LLC, the Fund's asset allocation sub-adviser, determines how the Fund allocates and reallocates its assets among the Underlying Funds. The asset allocation sub-adviser attempts to diversify the Fund's assets broadly among the Underlying Funds. Please see the "Description of the Underlying Funds" in this prospectus for information about the Underlying Funds.

The Fund may invest in any or all of the Underlying Funds, but will not normally invest in every Underlying Fund at any particular time. The Fund's investment in a particular Underlying Fund normally will not exceed 50% of its total assets. The Fund's combined investments in the International StocksPLUS TR Strategy, StocksPLUS and StocksPLUS Total Return Funds normally will not exceed 50% of its total assets. In addition, the Fund's combined investments in the CommodityRealReturn Strategy, Real Return, Real Return II, Real Return Asset and RealEstateRealReturn Strategy Funds normally will not exceed 75% of its total assets. The Fund's assets are not allocated according to a predetermined blend of shares of the Underlying Funds. Instead, when making allocation decisions among the Underlying Funds, the Fund's asset allocation sub-adviser considers various quantitative and qualitative data relating to the U.S. and foreign economies and securities markets. These data include projected growth trends in the U.S. and foreign economies, forecasts for interest rates and the relationship between short-and long-term interest rates (yield curve), current and projected trends in inflation, relative valuation levels in the equity and fixed income markets and various industrial sectors, information relating to business cycles, borrowing needs and the cost of capital, political trends data relating to trade balances and labor information. The Fund's asset allocation sub-adviser has the flexibility to reallocate the Fund's assets among any or all of the Underlying Funds based on its ongoing analyses of the equity, fixed income and commodity markets, although these shifts are not expected to be large or frequent in nature. The Fund is non-diversified, which means that it may concentrate its assets in a smaller number of issuers than a diversified fund.

In addition, in the section "Principal Risks" on the All Asset Fund's "Fund Summary" page, the following risk is added as a principal risk of investing in the Fund: Issuer Non-Diversification Risk. The following risk is added as a principal risk of the Underlying Funds: Real Estate Risk.